Exhibit 3.10(a)

State of Delawa Secretary of State Division of Corporations Delivered 02:21 PM 08/22/2007 FILED 02:24 PM 08/22/2007 SRV 070946983 - 4411309 FILE

CERTIFICATE OF FORMATION
OF
LIMITED LIABILITY COMPANY

FIRST: The name of the limited liability company is:

AZ CLUB, LLC

SECOND: The address of its registered office in the State of Delaware is 2711 Centerville Rd., Suite 400, Wilmington, DE, 19808. The name of its Registered Agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of AZ CLUB, LLC on this 22ND day of August, 2007.

ClubCorp USA, Inc.,
Sole Member

By:	/s/ Rand Huguely
Rand Huguely, Secretary